Exhibit 99.1

MDRNA, Inc. Announces Second Quarter 2009 Financial Results

Bothell, Wash., July 29, 2009 — MDRNA, Inc. (Nasdaq: MRNA) today reported financial results for the three- and six-month periods ended June 30, 2009. Net loss for the second quarter of 2009 was approximately $7.5 million or $0.21 per share, compared to a net loss of approximately $14.3 million or $0.48 per share for the same period of 2008. The net loss for the six months ended June 30, 2009 was approximately $0.3 million or $0.01 per share, compared to approximately $30.8 million or $1.10 per share for the prior year same six-month period.

“During the second quarter, we successfully completed our transition to an RNAi therapeutics company,” stated J. Michael French, President and CEO of MDRNA. “We are pleased with the speed with which we completed this transition and the continued rapid advancement of our RNAi drug discovery platform; in particular, we have repeatedly shown in vivo efficacy data demonstrating effective systemic and local delivery using our proprietary DiLA2 delivery technology. We believe we now have the breadth of science; broad intellectual property portfolio and strong balance sheet necessary to strengthen our leadership position in the RNAi field. We are excited about our potential moving forward and remain committed to increasing shareholder value.”

FINANCIAL RESULTS
Revenue
Revenue for the three months ended June 30, 2009 was $0.3 million, compared to $0.8 million for the three months ended June 30, 2008. Revenue for the six months ended June 30, 2009 was $14.5 million, compared to $2.0 million for the six months ended June 30, 2008. Revenue in 2009 primarily included licensing fees of $7.5 million from Novartis, licensing fees of $5.0 million from Roche, and a milestone payment of $1.0 million from Amylin Pharmaceuticals, Inc. related to the amendment to our 2006 License Agreement. Revenue in 2008 was generated from license and research fees, Nascobal® product sales and government grants.

Expenses
Research and development (“R&D”) expenses for the current quarter decreased 49%, from $8.5 million to $4.3 million, compared to the prior year second quarter, and decreased 56%, from $19.4 million to $8.5 million in the six months ended June 30, 2009, compared to the same period last year. The decrease in our R&D expenses in 2009 compared to 2008 is associated with our transition from a clinical-stage intranasal drug delivery company to a pre-clinical RNAi drug discovery company. The 2008 year-to-date period included approximately $3.6 million in clinical trial expenditures, compared to zero in 2009. Additionally we have reduced headcount, facility and other costs from the 2008 periods.

Selling, general and administrative (“SG&A”) expenses for the current quarter were $2.3 million which represent a decrease of $1.6 million, or 41%, compared to the prior year second quarter. SG&A expenses decreased $4.3 million or 49% in the six months ended June 30, 2009 compared to the same prior year period. The lower expenses in 2009 are due to headcount reductions and operating efficiency efforts.

Restructuring Charges
We recorded a net restructuring charge in the second quarter of $0.2 million, and $0.3 million in the six months ended June 30, 2009, comprised of facilities related charges. Total restructuring charges of $1.9 million for the 2008 six-month period were primarily comprised of employee severance and related costs of approximately $1.6 million and $0.3 million in fees related to the termination of the clinical trial for intranasal PTH(1-34) for osteoporosis.

Other Income/(Expense)
We recorded a net gain on settlement of liabilities during the six-month period ended June 30, 2009 of $0.7 million related to our efforts during early 2009 to restructure our outstanding liabilities, including our capital lease obligations with GE capital, severance compensation and other accounts payable. We also recorded expenses of $0.9 million and $1.9 million in the three- and six-month periods ending June 30, 2009 related to the re-measurement of price-adjustable warrants required to be classified as liabilities beginning January 1, 2009 under EITF 07-05. The total liability on our balance sheet for these warrants at June 30, 2009 is approximately $10.8 million, which included the valuation of additional warrants issued in our June 2009 financing. The liability is re-measured at the end of each accounting period, and increases or decreases with changes in our stock price and variables in our Black-Scholes valuation model.

Balance Sheet
We netted $9.3 million from a financing transaction in June 2009. We used a portion of the proceeds to pay off our remaining debt of approximately $1.8 million to GE Capital and at June 30, 2009 we are free of any term debt obligations and have approximately $9.4 million in cash and cash equivalents, including $1.5 million in restricted cash. This compares to holding approximately $5.1 million of indebtedness to GE Capital and having approximately $3.4 million in cash and cash equivalents, including $2.3 million in restricted cash at December 31, 2008.

SECOND QUARTER AND RECENT CORPORATE ACCOMPLISHMENTS

•	Reported positive in vivo efficacy data showing that MDRNA’s proprietary UsiRNA constructs are highly potent and highly specific against ApoB and Factor VII message

•	Reported positive in vivo data from a bladder cancer model demonstrating effective localized delivery of a UsiRNA to a solid tumor

•	Reported data showing that UsiRNA constructs increase stability and reduce off-target activity and cytokine induction

•	Initiated pre-clinical studies in non-human primates using a proprietary UsiRNA formulated with the Company’s DiLA[2] delivery technology

•	Appointed Peter S. Garcia as the Company’s new Chief Financial Officer

•	Raised net proceeds of $9.3 million in a registered direct offering

•	Repaid all remaining debt to GE Capital Corporation

•	Regained compliance with NASDAQ’s requirements for continued listing on the NASDAQ Global Market

•	Established a new Scientific Advisory Board and appointed Beverly L. Davidson, Ph.D., and Carl Novina, M.D., Ph.D., as its initial members,

•	Resized the Company’s Board of Directors consistent with MDRNA’s focus as a preclinical stage drug discovery company and appointed Director James E. Rothman, Ph.D., as Scientific Advisor to the Board of Directors

•	Announced FDA approval of generic calcitonin-salmon nasal spray for treatment of osteoporosis and launch by Par Pharmaceuticals in June 2009

Conference Call and Webcast Information

Management will host a conference call to provide a business update and to review financial results for the quarter ended June 30, 2009. The call is scheduled for Thursday, July 30, 2009, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time). To participate in the live conference call, U.S. residents should dial 800-510-9836 and international callers should dial 617-614-3670. The participant code for the live conference call is 45176872. To access the 24-hour telephone replay, U.S. residents should dial 888-286-8010 and international callers should dial 617-801-6888. The participant code for the replay is 73400458. Alternatively, to access the live audio webcast for this conference call, please go to MDRNA’s Web site at http://www.mdrnainc.com approximately 15 minutes prior to the conference call in order to register and download any necessary software. A replay of the webcast will be available for 30 days following the event.

About MDRNA, Inc.

MDRNA is a biotechnology company focused on the development and commercialization of therapeutic products based on RNA interference (RNAi). The Company’s goal is to improve human health by combining novel RNAi-based compounds and proprietary peptide- and liposomal-based drug delivery technologies to provide superior therapeutic options. MDRNA’s multi-disciplinary portfolio of capabilities includes molecular biology, cellular biology, formulation expertise, peptide and alkylated amino acid chemistry, pharmacology, toxicology and bioinformatics. The Company is applying this expertise to a single, integrated drug discovery platform that will be the engine for its clinical pipeline and a versatile platform for establishing broad therapeutic partnerships. MDRNA is also building on new technologies, such as UsiRNAs that incorporate the non-nucleotide moiety Unlocked Nucleobase Analog (UNA) within the siRNA molecule, that it expects to lead to safer and more effective RNAi-based therapeutics. By combining broad expertise in siRNA science with proven delivery platforms and a strong and growing IP position, MDRNA is well positioned as a leading RNAi therapeutics company and value-added collaborator for our research partners. Additional information about MDRNA, Inc. is available at http://www.mdrnainc.com.

MDRNA Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of MDRNA to obtain additional funding; (ii) the ability of MDRNA to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of MDRNA and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of MDRNA and/or a partner to obtain required governmental approvals; and (v) the ability of MDRNA and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in MDRNA’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. MDRNA assumes no obligation to update and supplement forward-looking statements because of subsequent events.

CONTACT:

Senior Director, Investor Relations and Corporate Communications (212) 209-3874	Alan Zachary, (312) 944-6784 x 316 or (708) 707-6834 azachary@mckinneychicago.com

ir@mdrnainc.com

Financial Tables Follow

MDRNA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2009	2008	2009
	(Unaudited)
Revenue
License and research fees	$431	$306	$1,113	$14,374
Product revenue	241	—	729	70
Government grants	82	3	175	16

Total revenue	754	309	2,017	14,460

Operating expenses:
Cost of product revenue	2,665	—	2,829	—
Research and development	8,493	4,340	19,419	8,456
Selling, general and administrative	3,825	2,251	8,627	4,358
Restructuring	—	178	1,917	311

Total operating expenses	14,983	6,769	32,792	13,125

Income (loss) from operations	(14,229)	(6,460)	(30,775)	1,335
Other income (expense):
Interest income	135	1	428	3
Interest expense	(237)	(168)	(502)	(311)
Net gain on settlement of liabilities	—	—	—	654
Change in fair value of price adjustable warrants	—	(905)	—	(1,932)

Net loss	$(14,331)	$(7,532)	$(30,849)	$(251)

Basic and diluted net loss per share:
Net loss per common share — basic and diluted	$(0.48)	$(0.21)	$(1.10)	$(0.01)

Shares used in computing net loss per share – basic and diluted	29,722	35,962	27,966	34,113

	December 31,	June 30,
Selected Balance Sheet Data (In Thousands)	2008	2009
		(Unaudited)
Cash and Cash Equivalents (includes restricted cash of $2,268 and $1,451, respectively)	$3,352	$9,377
Accounts Receivable, net	32	60
Property and Equipment, Inventories and Other Assets	9,753	6,298

Total assets	13,137	15,735

Fair Value of Liability for Price Adjustable Warrants	—	10,820
Other Liabilities	16,396	5,868

Total Liabilities	16,396	16,688

Accumulated deficit	(254,085)	(255,222)